Exhibit 22.4

BALLOT

1. Company’s Proposal

To approve a one-time waiver of the provisions of Section 5.1 of the Indenture, which will permit Twin Cities Power Holdings, LLC (“TCPH”) to transfer 100% of the outstanding equity interests of Krieger Enterprises, LLC to Timothy S. Krieger, sole owner and current CEO of TCPH.

2. Noteholder Identification

Noteholder: _________________

TCPH noteholder identification number: ____

Principal amount of Notes: $____________

3. Noteholder’s Vote on Company Proposal

Please check one item below, sign and date this ballot, and return it to the Company.

YES     __

NO      __

4. Signatures

If Subordinated Notes are jointly owned, both owners must sign.

If Subordinated Notes are held by a trust or company, please provide the name of the entity and the capacity in which you are signing such as trustee, president, etc.

____________________________________________________________ ________________

Noteholder 1 / Contact Name (if applicable) / Capacity (if applicable)                    Date

____________________________________________________________ ________________

Noteholder 2 / Contact Name (if applicable) / Capacity (if applicable)                    Date

5. Ballot Return Instructions

Ballots may be scanned and emailed to investorrelations@twincitiespower.com, faxed to 952-898-3571, or mailed to the Company in the self-addressed, stamped envelope provided.